Exhibit 99.1

For Immediate Release

For more information:
Kriste Goad, (615) 263-7524 or kriste.goad@amhealthways.com

MARY JANE ENGLAND, M.D., JOINS AMERICAN HEALTHWAYS
BOARD OF DIRECTORS

NASHVILLE, Tenn. – Sept. 7, 2004 – American Healthways Inc., (Nasdaq: AMHC) today announced the appointment of Regis College President, noted child psychiatrist and former president of the Washington Business Group on Health, Mary Jane England, M.D., to the Company’s Board of Directors.

“Dr. England’s experience and reputation as a businesswoman, physician, educator and health-care policy leader will further strengthen our Board as we continue our Company’s focus on improving health-care quality and outcomes,” Chairman Thomas G. Cigarran said. “Dr. England has worked hand-in-hand with employer groups, health plans, the government and the medical community to create and advance innovative health-care delivery solutions, and she will serve our Company well as we work with those same groups to change the face of health care in America for the better.”

England, 66, currently serves as the ninth president of Regis College in Weston, Mass. Prior to her role at Regis, Dr. England served as president of the Washington Business Group on Health (WBGH), a health policy research and education organization that represents Fortune 500 companies and large public employers in the national, health system policy debate. While at WBGH, Dr. England challenged the health-care industry to reinvent itself into a service and consumer friendly enterprise.

“I am honored to join the Board of a company that I believe has the potential to change the system of health care as we know it,” England said. “I look forward to working with American Healthways in pursuit of better health care and improved quality of life as well as reduced costs for those served by our health-care system.”

Dr. England has served as program director for the Robert Wood Johnson Foundation’s Mental Health Services Program for Youth; vice president of medical services for The Prudential Insurance Company of America; associate dean and director of the Lucius N. Littauer Master in Public Administration Program at the John F. Kennedy School of Government at Harvard University; commissioner of Massachusetts’ first Department of Social Services; associate commissioner of the Massachusetts Department of Mental Health; president of the American Psychiatric Association (1995-96) and the American Women’s Medical Association (1986-87). She is current chairman of the Institute of Medicine (IOM)/National Research Council of the National Academies’ Crossing the Quality Chasm committee on adaptation to mental health and addictive disorders as well as a member of the IOM board on Children, Youth and Families; NSF International; and United Behavioral Health, a public health board in Ann Arbor, Michigan.

Additionally, England serves on the Board of Visitors for Boston University School of Medicine and the board of the Friends of the National Institute of Nursing Research. She has chaired the Board of Visitors for the Boston University School of Public Health. Dr. England graduated from Regis College and earned her medical degree from Boston University.

Dr. England joins Company directors: John W. Ballantine, former executive vice president and chief risk management officer of First Chicago NBD, and current chairman of the financial services advisory group for Glencoe Capital; Jay Crispin Bisgard, M.D., former director of health services at Delta Air Lines; Cigarran, chairman and former chief executive officer of American Healthways; Frank A. Ehmann, former president and chief operating officer of American Hospital Supply Corporation; Henry D. Herr, former executive vice president and chief financial officer of American Healthways; Martin J. Koldyke, founder and retired chairman of Frontenac Company; Ben R. Leedle Jr., president and chief executive officer of American Healthways; Dr. C. Warren Neel, executive director of the University of Tennessee Corporate Governance Center; and William C. O'Neil, Jr., former chairman, president and chief executive officer of ClinTrials, Inc.

About American Healthways
American Healthways is the nation's leading and largest provider of specialized, comprehensive disease management, care enhancement and high-risk health management services proven to improve the quality of health care and lower costs. As of June 17, 2004, the Company had over 1.2 million lives under management nationwide. For more information, visit www.americanhealthways.com.

Safe Harbor Provisions
This press release contains forward-looking statements that are based upon current expectations and involve a number of risks and uncertainties. In order for American Healthways to utilize the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, investors are hereby cautioned that these statements may be affected by the important factors, among others, included in the discussion in Part I, Item 1, and Part II, Item 7, of American Healthways’ Annual Report on Form 10-K for the fiscal year ended August 31, 2003, and Part I, Item 2 of American Healthways’ Quarterly Report on Form 10-Q for the quarter ended May 31, 2004. Consequently, actual operations and results may differ materially from those expressed in these forward-looking statements. American Healthways undertakes no obligation to update or revise any such forward-looking statements.